Exhibit 6.16

AMENDMENT TO BINDING TERM SHEET

This Amendment is dated as of June 1, 2021 to the Binding Term Sheet by and among Thomas DeLonge (“DeLonge”), To the Stars Academy of Arts of Sciences, Inc (“TTSA”) and TTSA’s wholly owned subsidiary, To the Stars, Inc. (“TTSI”), dated as of December 24, 2020 (“Term Sheet”). DeLonge, TTSA and TTSI are each referred to individually as a “Party” and collectively as the “Parties.” All capitalized terms used herein shall have the same meaning as ascribed to them in the Term Sheet.

BACKGROUND

The Parties wish to amend certain provisions of the Term Sheet. Accordingly, the Parties have agreed, among other things, to terminate the Services Agreement and to agree to a capital contribution by DeLonge to TTSA in exchange for shares of Common Stock in TTSA to be formalized in the Capital Contribution Agreement (as hereinafter defined). The Parties hereby agree as follows:

AGREEMENT

1.	Services Agreement.

a.	The Parties hereby terminate the Services Agreement as set forth in Paragraph 2(a) of the Term Sheet, effective immediately. TTSI will cease providing services to DeLonge and DeLonge shall cease paying the Services Fee to TTSI. The Parties shall enter into a separate agreement in connection with the capital contribution payments DeLonge made to TTSI as set forth in Exhibit A attached hereto and incorporated herein by this reference (the “Capital Contribution Agreement”).

b.	TTSI acknowledges that DeLonge has made several payments to TTSI for company costs and expenses from January 1- June 30, 2021 that shall be further detailed in the Capital Contribution Agreement (collectively “DeLonge Payments”).

c.	The Parties acknowledge and agree that services were not provided by TTSI in exchange for the DeLonge Payments. Accordingly, the Parties agree that the DeLonge Payments shall be deemed to be a capital contribution to TTSA (the “Capital Contribution”), in exchange for which DeLonge shall receive shares of Common Stock in TTSA. TTSA shall contribute the proceeds of the Capital Contribution to TTSI to pay costs and expenses related to TTSI Employees.

2.	License Agreement. The Parties acknowledge and agree that they do not wish to enter into the 2021 License Agreement as referenced in Paragraph 4 of the Term Sheet. Accordingly, paragraph 4(a) through 4(d) are hereby deleted in its entirety. DeLonge and TTSI have agreed to negotiate a new agreement in connection with the sale of certain Band merchandise and media (“Merchandise Agreement”). The Parties shall negotiate the Merchandise Agreement in good faith upon completion of this Amendment.

3.	Entire Agreement. This Amendment represents the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any prior negotiations, whether written or oral. No amendment to this Amendment or the Term Sheet shall be effective unless it is made in writing and executed by all Parties.
4.	Interpretation. This Amendment shall be interpreted as if drafted by all Parties, and shall not be construed against any Party by virtue of such Party’s alleged drafting of the Amendment.

5.	Governing Law. This Amendment shall be governed by and interpreted under the laws of the State of California, without regard to principles of conflicts of laws. Any dispute that may arise concerning the interpretation and/or effect of this Amendment shall be submitted to, and the Parties agree that exclusive jurisdiction and venue are proper in, the Superior Court of California, County of Los Angeles.

6.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original.

Except as otherwise provided here, all of the terms and conditions set forth in the Term Sheet are hereby ratified, confirmed and acknowledged to be in full force and effect.

If the foregoing constitutes each Party’s understanding of this Amendment, please so indicate by signing in the space provided.

		To the Stars Academy of Arts and Sciences, Inc.

Dated:	9.1.21	By:	/s/ Kari DeLonge
		Name:	Kari DeLonge
		Title:	CCO

		To the Stars, Inc.

Dated:	9.1.21	By:	/s/ Kari DeLonge
		Name:	Kari DeLonge
		Title:	CCO

Dated:	9.1.21	By:	/s/ Thomas DeLonge
Thomas DeLonge

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EXHIBIT A

CAPITAL CONTRIBUTION AGREEMENT

This Capital Contribution Agreement (this “Agreement”) is made effective as of June 1, 2021 (the “Effective Date”), by and between To The Stars Academy of Arts and Sciences (“TTSA”) and TTSA’s wholly owned subsidiary, To the Stars, Inc. (“TTSI”), on the one hand, and Thomas DeLonge (“DeLonge”), on the other hand. TTSA, TTSI and DeLonge are each referred to individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, the Parties entered into that certain Binding Term Sheet dated as of December 24, 2020 (the “Term Sheet”). All capitalized terms used and not otherwise defined herein shall have the same meaningascribed to them in the Term Sheet.

WHEREAS, the Parties have entered into an amendment to the Binding Term Sheet dated as of June 1, 2021, that terminates the Services Agreement, Services Fee and License Agreement provisions of the Term Sheet.

WHEREAS, DeLonge has made payments to TTSI from January 1 – June 30, 2021, for TTSI’s cost and expenses as further detailed below (collectively “DeLonge Payments”);

WHEREAS, DeLonge is an officer, director and majority shareholder of TTSA;

WHEREAS, DeLonge has proposed to contribute the DeLonge Payments to TTSA (the “Capital Contribution”) in exchange for shares of Common Stock in TTSA; and

WHEREAS, TTSA has agreed to accept the Capital Contribution in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and other good and valuable consideration contained herein, it is hereby agreed by and between the Parties, as of the Effective Date, as follows:

1)	DeLonge Payments

(a)	DeLonge has made the following contributions to TTSI:

Amount:	Description:

a. $157,244.43	Pay off TTSI credit card debt and interest
b. $517,435.29	Line of credit in DeLonge’s name (“LOC”)
c. $52,363.84	Interest on LOC
d. $214,921.03	Miscellaneous TTSI costs, expenses and Services Fee

Total Capital Contribution: $941,964

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(b)	Upon completion of a third party valuation of TTSA’s Common Stock (the “Valuation”), which TTSA will undertake as soon as reasonably possible, TTSA will issue to DeLonge that number of shares of TTSA’s Common Stock whose total value, as determined by the Board of Directors of TTSA upon completion of the Valuation, is equal to $941,964 (the “Shares”). The Parties further agree that concurrently with, and as a condition to, the issuance of the Shares, the Parties will enter into a written agreement in a form mutually satisfactory to the Parties and their respective legal counsel containing, among other things, a statement of the number of Shares to be issued to DeLonge pursuant to the Valuation, and a confirmation of the continuing accuracy of the representations and warranties contained herein.

(c)	TTSI hereby agrees that all DeLonge Payments shall be transferred to TTSA to be accounted as Capital Contribution in exchange for the Shares.

2)	Representations and Warranties of DeLonge. DeLonge represents and warrants to TTSA the following:

(a)	Requisite Power and Authority. DeLonge has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement, and to carry out its provisions. Upon its execution and delivery, this Agreement will be a valid and binding obligation of DeLonge, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

(b)	Investment Representations. DeLonge understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). DeLonge also understands that the Shares are being sold pursuant to an exemption from registration contained in the Securities Act based in part upon DeLonge’s representations contained in this Agreement.

(c)	Company Information. As an officer, shareholder and director of TTSA, DeLonge has access to all materials relating to TTSA and the Shares that he deems necessary or appropriate for deciding whether to purchase the Shares.

(d)	DeLonge Bears Economic Risk. DeLonge has such knowledge and experience in financial and business matters, including those specifically related to TTSA, that he is capable of evaluating the merits and risks of investment in TTSA and of making an informed investment decision. DeLonge has adequate means of providing for his current needs and possible future contingencies, and he has no need, and anticipates no need in the foreseeable future, to sell the Shares. DeLonge is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, he is able to hold the Shares for an indefinite period of time and has sufficient net worth to sustain a loss of the entire Capital Contribution in the event such loss should occur. DeLonge has no need for liquidity with respect to the Shares and has sufficient liquid assets to purchase all of the Shares. DeLonge understands that TTSA has no present intention of registering the Shares or any other equity securities. DeLonge also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow DeLonge to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times DeLonge might propose. DeLonge also understands that an investment in TTSA involves significant risks and has carefully reviewed and understands all of the risks of, and other considerations relating to, a purchase of the Shares.

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(e)	Acquisition for Own Account. DeLonge is acquiring the Shares solely for investment for his own account and has no present agreement, understanding or arrangement to subdivide, sell, assign, transfer or otherwise dispose of all or any part of the Shares to any other person.

(f)	Accredited Investor. DeLonge is an “accredited investor” within the meaning of Regulation D under the Securities Act.

(g)	Domicile. DeLonge maintains his domicile (and is not a transient or temporary resident) in the State of California.

(h)	Rule 144. DeLonge acknowledges and agrees that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. DeLonge has been advised of or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

(i)	The purchase of the Shares pursuant to this Agreement does not violate the terms of any agreement or other obligation by which DeLonge may be bound.

3)	Representations of TTSA and TTSI. TTSA and TTSI each represents and warrants to DeLonge that they each have the full power and authority to execute, deliver, and perform this Agreement; and the issuance of the Shares pursuant to this Agreement does not violate the terms of any agreement or other obligation by which TTSA or TTSI may be bound.

4)	Entire Agreement

This Agreement represents the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any prior negotiations, whether written or oral. No amendment to this Agreement shall be effective unless it is made in writing and executed by both Parties.

5)	Interpretation

This Agreement shall be interpreted as if drafted by both Parties, and shall not be construed against either Party by virtue of such Party’s alleged drafting of the Agreement.

6)	Governing Law

This Agreement shall be governed by and interpreted under the laws of the State of California, without regard to principles of conflicts of laws. Any dispute that may arise concerning the interpretation and/or effect of this Agreement shall be submitted to, and the Parties agree that exclusive jurisdiction and venue are proper in, the Superior Court of California, County of Los Angeles.

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7)	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original.

		To the Stars Academy of Arts and Sciences, Inc.

Dated:	9.1.21	By:	/s/ Kari DeLonge
		Name:	Kari DeLonge
		Title:	CCO

		To the Stars, Inc.

Dated:	9.1.21	By:	/s/ Kari DeLonge
		Name:	Kari DeLonge
		Title:	CCO

Dated:	9.1.21	By:	/s/ Thomas DeLonge
Thomas DeLonge

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